Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Coretec Group Inc. of our report dated April 14, 2017, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of The Coretec Group Inc., formerly 3DIcon Corporation, for the year ended December 31, 2016. Our report dated April 14, 2017, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

January 26, 2018